Exhibit 99.1

Common Stock
Name	Buy/Sell	Security	Trade Date	Quantity		Trade Amount	Per Share Cost

Shah Capital Management, Inc.	Buy	Common Stock	1/13/2009	49,520		$208,172.00	$4.20
Shah Capital Management, Inc.	Buy	Common Stock	1/16/2009	13,600		$52,802.09	$3.88
Shah Capital Management, Inc.	Buy	October Call @ 7.5	9/17/2009	500 Contracts	*	$105,000.00	$2.10
Shah Capital Management, Inc.	Buy	Common Stock	9/29/2009	7,000		$60,252.50	$8.60
Shah Capital Management, Inc.	Buy	Common Stock	10/16/2009	50,000	*	$376,000.00	$7.52

Shah Capital Management, Inc.	Sell	Common Stock	4/16/2009	56,667		$410,836.00	$7.25
Shah Capital Management, Inc.	Sell	Common Stock	4/24/2009	953		$6,337.00	$6.65
Shah Capital Management, Inc.	Sell	Common Stock	4/30/2009	8,500		$64,600.00	$7.60
Shah Capital Management, Inc.	Sell	Common Stock	5/11/2009	17,000		$144,500.00	$8.50
Shah Capital Management, Inc.	Sell	Common Stock	11/11/2009	64,307		$1,006,405.00	$15.65
Shah Capital Management, Inc.	Sell	Common Stock	11/16/2009	5,593		$90,047.00	$16.10
Shah Capital Management, Inc.	Sell	Common Stock	11/16/2009	56,709		$924,923.79	$16.31
Shah Capital Management, Inc.	Sell	Common Stock	11/17/2009	78,996		$1,269,465.72	$16.07

* October Calls purchased on 9/17/2009 were exercised on 10/16/2009
Mr. Shah has neither bought nor sold securities of the issuer on his own behalf in the period since Amendment No.1.